Exhibit 10.5

HCP, INC.
2006 PERFORMANCE INCENTIVE PLAN

[20    ] PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS [20    ] PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is dated as of [                              ] (the “Award Date”) by and between HCP, Inc., a Maryland corporation (the “Corporation”), and [                              ] (the “Participant”).

W I T N E S S E T H

WHEREAS, pursuant to the HCP, Inc. 2006 Performance Incentive Plan, as amended and/or restated from time to time (the “Plan”), the Corporation hereby grants to the Participant, effective as of the date hereof, an award of performance restricted stock units under the Plan (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.             Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

2.             Grant.  Subject to the terms of this Agreement, the Corporation hereby grants to the Participant an Award with respect to an aggregate of [                ] stock units (subject to adjustment as provided in Section 7.1 of the Plan) (the “Units”).  As used herein, the term “stock unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement.  The Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Units vest pursuant to the terms of this Agreement.  The Units shall not be treated as property or as a trust fund of any kind.  The Units are subject to adjustment as provided in Section 7.1 of the Plan.  The Compensation Committee (the “Committee”) of the Board is the administrator of the Plan for purposes of the Units.  The Units are subject to all of the terms and conditions set forth in this Agreement, and are further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Committee, as such rules are in effect from time to time.

3.             Forfeiture of Units.

(a)           Forfeiture Based Upon Corporation Performance.  The Units will be paid only to the extent the Units are not forfeited pursuant to this Section 3 and only to the extent such non-forfeited Units vest pursuant to this Section 3 or Section 4 below.  The Units are subject to forfeiture if the Corporation’s Funds From Operations Per Share for the [20    ] calendar year (the “Performance Period”) is less than [     ].  If the Corporation’s Funds From Operations Per Share for the Performance Period is less than [    ], the aggregate percentage of Units that you will forfeit will be determined in accordance with Exhibit A hereto.  For purposes of this Agreement, “Funds From Operations Per Share” means the Corporation’s funds from operations per share during the Performance Period, as prescribed by the National Association of Real Estate Investment Trusts as in effect on the first day of the Performance Period, and shall be calculated on a fully diluted basis using the weighted average of diluted shares of Common Stock outstanding during the Performance Period.  Funds From Operations Per Share shall be subject to adjustment as expressly provided by the Committee at the time it approves the grant of the Units.  The determination as to whether the Corporation has attained the performance goals with respect to the Performance Period shall be made by the Committee acting in good faith.  The Committee’s determination regarding whether the Corporation has attained the performance goals (the “Committee Determination”) shall be made no later than March 15 following the end of the Performance Period.  The Units shall not be deemed vested pursuant to any other provision of this Agreement earlier than the date that the Committee makes such determination, as required by Section 162(m) of the Code and the regulations promulgated thereunder.  Any Units forfeited pursuant to this Section 3(a) shall be deemed to have been forfeited as of the last day of the Performance Period.

(b)           Termination Due to Retirement During the Performance Period.  The Units will remain outstanding during the remainder of the Performance Period and will be subject to forfeiture in the manner set forth in subsection (a) upon completion of the Performance Period if, prior to the completion of the Performance Period, your employment with the Corporation is terminated as a result of your Retirement.  In the event of any such termination during the Performance Period, any Units not forfeited pursuant to subsection (a) shall fully vest as of the date of the Committee Determination.  As used in this Agreement, “Retirement” means a termination of your employment with the Corporation or any of its Subsidiaries after you have either (i) attained age 65 and completed at least five (5) years of service as an employee of the Corporation or any of its Subsidiaries or as a member of the Board or (ii) attained age 60 and completed at least fifteen (15) years of service as an employee of the Corporation or any of its Subsidiaries or as a member of the Board.

(c)           Change in Control Event During the Performance Period.

(i)            The Units will remain outstanding during the remainder of the Performance Period and will be subject to forfeiture in the manner set forth in subsection (a) in the event of a Change in Control Event occurring during the Performance Period.  In such event, any Units not forfeited pursuant to subsection (a) shall fully vest as of the date of the Committee Determination; provided, however, that except as otherwise provided in any change in control or other agreement with the Corporation, the Units shall not be so vested if and to the extent the Units are, in connection with the Change in Control Event, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof), in each case appropriately adjusted.  The determination of comparability of rights shall be made by the Committee in good faith.  The Committee may adopt provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated Change in Control Event.

(ii)           Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, take action to fully vest the Units immediately prior to, and subject to the consummation of, a Change in Control Event occurring during the Performance Period.  Any Units that become vested in accordance with this subsection (c)(ii) shall not be subject to forfeiture in the manner set forth in subsection (a).

(d)           Forfeiture of Units Upon Certain Terminations of Employment.  If at any time during the Performance Period your employment with the Corporation is terminated (i) by the Corporation, or (ii) by you, excluding any termination by reason of your Retirement, death or Disability, all of the Units shall be automatically forfeited and cancelled in full effective as of such termination of employment and this Agreement shall be null and void and of no further force and effect; provided, however, that in the event of your severance you shall be entitled to any vesting with respect to the Units provided for in the circumstances in, and subject to, the express terms of any written employment agreement entered into between you and the Corporation or any of its Subsidiaries and that is in effect at the time of the severance.

4.             Vesting.

(a)           Vesting of Non-Forfeited Units.  You will have no further rights with respect to any Units that are forfeited in accordance with Section 3 of this Agreement.  Subject to the terms and conditions of this Agreement, the Units that (i) are not forfeited in accordance with Section 3 and (ii) do not otherwise vest in accordance with Section 3, if any, shall vest in accordance with the following schedule, subject to your continuous service to the Corporation until the applicable Vesting Date.  (Vesting amounts pursuant to the following schedule are cumulative.)

Tranche	Percentage of Non-Forfeited Units that Vest	Vesting Date
1	25%	1st Anniversary of Award Date
2	25%	2nd Anniversary of Award Date
3	25%	3rd Anniversary of Award Date
4	25%	4th Anniversary of Award Date

The vesting schedule requires continued employment through each applicable Vesting Date as a condition to vesting of the applicable Tranche and the corresponding rights and benefits under this Agreement.  Unless otherwise expressly provided herein with respect to accelerated vesting of the Units under certain circumstances, employment for only a portion of a vesting period, even if a substantial portion, will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in this Agreement.

(b)           Termination for Death or Disability.  If at any time during the Performance Period or following the completion of the Performance Period, your employment with the Corporation is terminated as a result of your death or Disability, the Units (to the extent not previously forfeited and otherwise unvested) shall fully vest immediately upon such termination of employment.  For the avoidance of doubt, any Units that become vested in accordance with this subsection (b) during the Performance Period shall not be subject to the forfeiture provisions of Section 3(a).

(c)           Termination by Reason of Retirement Following the Performance Period.  If at any time following the completion of the Performance Period your employment with the Corporation is terminated as a result of your Retirement, the Units (to the extent not previously forfeited and otherwise unvested) shall fully vest immediately upon such termination of employment.

(d)           No Acceleration or Vesting Upon Other Terminations.  If at any time following the completion of the Performance Period your employment with the Corporation is terminated (i) by the Corporation, or (ii) by you, excluding any termination by reason of your Retirement, death or Disability, any of the Units that remain outstanding and otherwise unvested at the time of such termination of employment shall be automatically forfeited and cancelled in full effective as of such termination of employment; provided, however, that in the event of your severance you shall be entitled to any vesting with respect to the Units provided for in the circumstances in, and subject to, the express terms of any written employment agreement entered into between you and the Corporation or any of its Subsidiaries and that is in effect at the time of the severance.

5.             Change in Control Event Following the Performance Period.  In the event of a Change in Control Event at any time following the completion of the Performance Period, the Units (to the extent not previously forfeited and otherwise unvested) shall vest immediately prior to the effective date of the Change in Control Event; provided, however, that except as otherwise provided in any change in control or other agreement with the Corporation, the Units shall not be so vested if and to the extent the Units are, in connection with the Change in Control Event, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof), in each case appropriately adjusted.  The determination of comparability of rights shall be made by the Committee in good faith.  The Committee may adopt provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated Change in Control Event.

6.             Timing and Form of Payment.

(a)           Distribution Date.  Except as otherwise provided in Section 6(b), the distribution date (the “Distribution Date”) for the Units that become vested pursuant to this Agreement will be the scheduled Vesting Date of such Units as set forth in Section 4(a) hereof; provided, however, that in the event that the vesting of the Units is accelerated in connection with your death, Disability or Separation from Service, the Distribution Date of such accelerated Units will be the earlier of (i) subject to Section 17, your Separation from Service and (ii) the scheduled Vesting Date of such Units as set forth in Section 4(a) hereof; and provided, further, that in no event shall the Distribution Date occur earlier than the date of the Committee Determination.  Distribution of your vested Units will be made by the Corporation in shares of Common Stock (on a one-to-one basis) on or as soon as practicable after the Distribution Date with respect to such vested Units, but in no event later than two and one-half (2 ½) months after the Distribution Date.  You will have no right to distribution of any of the Units that do not vest in accordance with the provisions hereof.  Once a vested Unit has been paid pursuant to this Agreement, you will have no further rights with respect to that Unit.  For purposes of this Agreement, “Separation from Service” means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (i.e., generally a termination of your employment with the Corporation or a Subsidiary).

(b)           Distribution Elections.  Notwithstanding Section 6(a), you may, on or before the Award Date and in all cases at a time that complies with the initial deferral election requirements of Section 409A of the Code, make an election (a “Distribution Election”) to (A) defer the Distribution Date with respect to some or all of your vested Units and/or (B) have your vested Units distributed to you in annual installments as provided in Section 6(c), provided that such election complies with this Section 6.  You may change your Distribution Election with respect to each Tranche (set forth in Section 4(a) above) up to three times without the approval of the Committee, provided such Distribution Election is made in a timely manner.  Any changes to your Distribution Election with respect to a Tranche in addition to the three changes provided in the preceding sentence may only be made with the approval of the Committee, in its sole discretion.  In order for a change in your existing Distribution Election to be valid, it must be made at least one year prior to the then-existing Distribution Date with respect to the Units subject to such Distribution Election change, the new Distribution Date must be at least four years after the then-existing Distribution Date with respect to such Units, and the election must otherwise be consistent with the “subsequent election” rules of Section 409A(a)(4)(C) of the Code so as to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code.  The Distribution Date with respect to any portion of the Units may not be prior to the earlier of the Vesting Date for such vested Units or the date of the Committee Determination.  Distribution Elections may only be made by delivering a written election to the Corporation care of its General Counsel in the form available on the electronic stock plan award recordkeeping system maintained by the Corporation or its designee.

(c)           Form of Distribution.  Unless you elect otherwise on or before the Award Date, distribution of your vested Units with respect to any Tranche will be made in a lump sum following the Distribution Date (as determined under the foregoing provisions of this Section 6).  You may, however, elect to have vested Units with respect to any Tranche distributed in the form of two or more annual installments over a fixed number of years, provided that each installment payment must be for a minimum of 1,000 shares of Common Stock.  If you elect to have some or all of your vested Units underlying a Tranche distributed in annual installments commencing upon your Separation from Service or death, the first installment will be paid on or within 90 days after the Distribution Date with respect to such Tranche and subsequent installments will be paid on or within 90 days after each of the anniversaries of the Distribution Date with respect to such Tranche during your elected installment period with each payment date during such time period within the Corporation’s sole discretion.  If you elect to have some or all of your vested Units underlying a Tranche distributed in annual installments commencing upon a selected date, the first installment will be paid on or as soon as practicable after, but in all events within the same calendar year as, the Distribution Date with respect to such Tranche and subsequent installments will be paid on or as soon as practicable after, but in all events within the same calendar year as, each of the anniversaries of the Distribution Date with respect to such Tranche during your elected installment period with each payment date during such time period within the Corporation’s sole discretion.  You may change an election you make pursuant to this Section 6(c) (or you may make an initial election in the event that you did not elect a form of payment at the time of your award and, accordingly, the Units were subject to the lump sum default payment rule) by filing a new written election with the Committee; provided that you must also elect a later Distribution Date pursuant to Section 6(b) as to any Units that are subject to such election and in no event may such an election result in an acceleration of distributions within the meaning of Section 409A of the Code so as to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code.  Distribution Elections may only be made by delivering a written election to the Corporation care of its General Counsel in the form available on the electronic stock plan award recordkeeping system maintained by the Corporation or its designee.

(d)           Hardship Distribution.  If you experience an Unforeseeable Emergency (as defined below) you may elect to receive immediate distribution of some or all or your vested Units upon such Unforeseeable Emergency.  Distribution upon an Unforeseeable Emergency shall be made no later than thirty (30) days following written notice to the Corporation care of its General Counsel of the Unforeseeable Emergency.  For purposes of this Agreement, an “Unforeseeable Emergency” shall mean a severe financial hardship resulting from (i) an illness or accident of you, your spouse, or your dependent (as defined in Section 152(a) of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)), (ii) loss of your property due to casualty, or (iii) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond your control, all as reasonably determined by the Committee in good faith.  No distribution shall be made in respect of an Unforeseeable Emergency unless such Unforeseeable Emergency is not otherwise relievable by liquidation of your assets (to the extent such liquidation would not itself cause a severe financial hardship) or through reimbursement or compensation by insurance or otherwise.  Any distribution of your vested Units as a result of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to relieve the Unforeseeable Emergency (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

(e)           Change in Control.  Notwithstanding the foregoing provisions of this Section 6, the Administrator may provide for payment of your vested Units in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement may be terminated in limited circumstances following a dissolution or change in control of the Corporation.

7.             Dividend Equivalent Rights.  During such time as each Unit remains outstanding and prior to the distribution of such Unit in accordance with Section 6, you will have the right to receive, with respect to such Unit, an amount equal to the amount of any cash dividend paid on a share of Common Stock (a “Dividend Equivalent Right”); provided, however, that any Dividend Equivalent Right credited with respect to an outstanding Unit (including, without limitation, any dividend equivalent credited through and including the date of the Committee Determination) that is subsequently forfeited pursuant to Section 3(a) hereof shall immediately terminate upon the forfeiture of such Unit, and you shall not be entitled to any payment with respect thereto.  You will have a Dividend Equivalent Right with respect to each

Unit that is outstanding on the record date of such dividend.  In the case of Dividend Equivalent Rights credited with respect to an outstanding Unit that is subject to the forfeiture provisions of Section 3(a) hereof on the related record date and that ultimately is not forfeited pursuant to Section 3(a), the Dividend Equivalent Rights will be paid to you in cash (without interest) as soon as practicable after the Committee Determination (or, if earlier, as soon as practicable after the date such Unit vests pursuant to Section 4(b)) and in all events not later than March 15 of the year that follows the Performance Period.  In the case of Dividend Equivalent Rights credited with respect to an outstanding Unit that is no longer subject to the forfeiture provisions of Section 3(a) hereof on the related record date, the Dividend Equivalent Rights will be paid to you in cash (without interest) at the same time or within thirty (30) days after the related dividend is paid to stockholders of the Corporation.  Dividend Equivalent Rights will not be paid to you with respect to any Units that are forfeited pursuant to Sections 3 and 4, effective as of the date such Units are forfeited.  You will have no Dividend Equivalent Rights as of the record date of any such cash dividend in respect of any Units that have been paid in Common Stock; provided that you are the record holder of such Common Stock on or before such record date.

8.             Transferability.  No benefit payable under, or interest in, the Units or this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this Section 8 shall prevent transfers of the Units to the Corporation or by will or by applicable laws of descent and distribution.  You may designate a beneficiary to receive distribution of your vested Units upon your death by submitting a written beneficiary designation to the Committee in the form available on the electronic stock plan award recordkeeping system maintained by the Corporation or its designee.  You may revoke a beneficiary designation by submitting a new beneficiary designation.

9.             Withholding.  Subject to Section 8.1 of the Plan and such rules and procedures as the Committee may impose, upon any distribution of shares of Common Stock in respect of the Units, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates; provided, however, that the foregoing provision shall not apply in the event that you have made other provision in advance of the date of such distribution for the satisfaction of such withholding obligations.  In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by you or on your behalf and/or to deduct from other compensation payable to you any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

10.          No Contract for Employment.  This Agreement and the Plan are not an employment or service contract and nothing in this Agreement or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Corporation, or of the Corporation to continue your employment or service with the Corporation.

11.          Notices.  Any notices provided for in this Agreement or the Plan, including a Distribution Election, shall be given in writing and shall be deemed effectively given upon receipt if delivered by hand or, in the case of notices delivered by United States mail, five (5) days after deposit in the United States mail, postage prepaid, addressed, as applicable, to the Corporation or if to you, at such address as is currently maintained in the Corporation’s records or at such other address as you hereafter designate by written notice to the Corporation.

12.          Plan.  This Agreement is subject to all the provisions of the Plan and their provisions are hereby made a part of this Agreement.  In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

13.          Entire Agreement.  This Agreement and the Plan together contain the entire understanding of the parties in respect of the Units and supersede upon their effectiveness all other prior agreements and understandings, written or oral, between the parties with respect to the Units.  You acknowledge receipt of a copy of this Agreement, the Plan and the Prospectus for the Plan.

14.          Amendment.  This Agreement may be amended by the Committee; provided, however that no such amendment shall, without your consent, alter, terminate, impair or adversely affect your rights under this Agreement.

15.          Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to the Units, as and when payable hereunder.  The Award has been granted to you in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to you.

16.          Governing Law.  This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Maryland, without regard to conflicts of law provisions thereof.

17.          Tax Consequences.  You may be subject to adverse tax consequences as a result of the issuance, vesting and/or distribution of the Units and the payment of your Dividend Equivalent Rights.  YOU ARE ENCOURAGED TO CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE UNITS AND SUBSEQUENT DISTRIBUTION OF COMMON STOCK AND THE TAX CONSEQUENCES OF YOUR DIVIDEND EQUIVALENT RIGHTS.

18.          Construction.  It is intended that the terms of the grant of the Units will not result in the imposition of any tax liability pursuant to Section 409A of the Code, and this Agreement shall be construed and interpreted consistent with that intent.  Notwithstanding anything to the contrary contained in this Agreement or the Plan, in the event that (i) the Distribution Date (as determined under Section 6) of any of your vested Units is the date of your Separation from Service and (ii) you are at the time of such Separation from Service a “specified employee” (within the meaning of Section 409A of the Code), the Distribution Date of such vested Units shall be the earlier of the date that is six (6) months after your Separation from Service or the date of your death, provided that this sentence shall only apply if and to the extent required to avoid the imputation of any tax, penalty or interest under Section 409A.

19.          Clawback Policy.  The Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Units or any shares of Common Stock or other cash or property received with respect to the Units (including any value received from a disposition of the shares acquired upon payment of the Units).

YOUR ACCEPTANCE OF THE AWARD THROUGH THE ELECTRONIC STOCK PLAN AWARD RECORDKEEPING SYSTEM MAINTAINED BY THE CORPORATION OR ITS DESIGNEE CONSTITUTES YOUR AGREEMENT TO THE TERMS AND CONDITIONS HEREOF, AND THAT THE AWARD IS GRANTED UNDER AND GOVERNED BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS AGREEMENT.

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EXHIBIT A

[20    ] PERFORMANCE GOALS

Funds From Operations Per Share	Aggregate Percentage Forfeited
$ or greater	0%
Equal to or greater than $ but less than $	2%
Equal to or greater than $ but less than $	4%
Equal to or greater than $ but less than $	6%
Equal to or greater than $ but less than $	8%
Equal to or greater than $ but less than $	10%
Equal to or greater than $ but less than $	12%
Equal to or greater than $ but less than $	14%
Equal to or greater than $ but less than $	16%
Equal to or greater than $ but less than $	18%
Equal to or greater than $ but less than $	20%
Equal to or greater than $ but less than $	22%
Equal to or greater than $ but less than $	24%
Equal to or greater than $ but less than $	26%
Equal to or greater than $ but less than $	28%
Equal to or greater than $ but less than $	30%
Equal to or greater than $ but less than $	32%
Equal to or greater than $ but less than $	34%
Equal to or greater than $ but less than $	36%
Equal to or greater than $ but less than $	38%
Equal to or greater than $ but less than $	40%
Equal to or greater than $ but less than $	50%
Equal to or greater than $ but less than $	60%
Equal to or greater than $ but less than $	70%
Equal to or greater than $ but less than $	80%
Equal to or greater than $ but less than $	90%
Equal to or greater than $ but less than $	100%